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                                                                    Exhibit 99.1

CONTACT:    JOHN P. SALDARELLI
            SECRETARY AND TREASURER
            (914) 242-7700

                              FOR IMMEDIATE RELEASE

     AMERICAN REAL ESTATE PARTNERS, L.P. ANNOUNCES OFFERING OF SENIOR NOTES

MOUNT KISCO, N.Y., April 27, 2004--American Real Estate Partners, L.P. (NYSE:ACP) ("AREP") announced today that it intends to offer $300 million aggregate principal amount of senior notes due 2012 in a private placement transaction, subject to market and certain other conditions.

      Net proceeds from the offering will be used for general business purposes, including to pursue AREP's primary business strategy of acquiring undervalued assets in either its existing lines of business or other businesses and to provide additional capital to grow its existing businesses.

      The notes to be offered have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

      American Real Estate Partners, L.P. is a master limited partnership.

      This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Among these risks and uncertainties are changes in general economic conditions, the extent, duration and strength of any economic recovery, the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, competition for investment properties and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2003 Form 10-K, Form 10-Qs and Form 8-Ks.


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